Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this form 8-K/A, filed by TIB Financial Corp. and in the Registration Statements on Form S-8 (No. 333-30515, effective July 1, 1997, No. 333-106092, effective June 13, 2003, No. 333-117773, effective July 30, 2004, No. 333-138208, effective October 25, 2006, No. 333-138212, effective October 25, 2006, and No. 333-143391, effective May 31, 2007) and the Registration Statement on Form S-3 (No. 333-156542, effective February 10, 2009) of TIB Financial Corp., of the Annual Report–10K filed by Capital Bank Corporation, for the year ended December 31, 2010, which includes our report dated March 15, 2011 on the financial statements of Capital Bank Corporation at and for the year ended December 31, 2010.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

September 16, 2011